Exhibit 99.1

August 1, 2007

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

•	Consolidated revenue of $129.6 million
•	Net income of $5.0 million or $0.09 per diluted share
•	EBITDAS of $41.3 million

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $5.0 million, or earnings per diluted share of $0.09, for the second quarter of 2007. The company’s second quarter net income compares to income of $5.7 million, or earnings per diluted share of $0.10 in the same period of 2006.

GCI’s second quarter 2007 revenues totaled $129.6 million, an increase of 9.6 percent over the second quarter of 2006. Revenue increased across all of GCI’s business segments.

Second quarter 2007 earnings before interest, taxes, depreciation, amortization and share based compensation expense (EBITDAS) totaled $41.3 million. EBITDAS increased $0.6 million or 1.4 percent from the second quarter of 2006. EBITDAS growth in the consumer and managed broadband segments were partially offset by the decrease in EBITDAS from the network access and commercial segments.

Sequentially, revenues for the company increased $5.0 million over first quarter 2007 revenues of $124.6 million. Second quarter EBITDAS of $41.3 million increased 21.6 percent from $34.0 million in the first quarter of 2007. Sequential increases in revenue and EBITDAS occurred in all business segments. EBITDAS for the second quarter included a credit of $0.8 million reversing most of the $1.1 million fiber repair expensed in the first quarter of 2007. GCI is pursuing a claim to be fully reimbursed for the cost of the fiber repair. Second quarter EBITDAS also benefited from a $0.9 million favorable adjustment reducing Network Access cost of goods sold. The adjustment occurred after the refund of access costs for which negotiations were completed in the second quarter of 2007.

“We are pleased to report solid financial results and continued strong growth in our customer metrics for the second quarter,” said GCI president Ron Duncan. “We believe the second quarter’s results place the disappointing first quarter firmly behind us. We should be back on track with our financial goals by the end of this year.”

“Our statewide rollout of local phone service is just underway and has been well received judging by the many new customers choosing GCI Local Service. Existing customers are now able to include local service with their long distance, cable, wireless and internet choices in one of many bundled offerings that were previously available only in the larger markets of Anchorage, Fairbanks and Juneau. GCI looks forward to serving the entire state of Alaska with a complete offering of integrated communication services.”

Highlights

•

Consumer revenues totaled $54.9 million, an increase of 24.1 percent over the prior year and an increase of 3.1 percent from the first quarter of 2007. The increases were across all product lines of voice, video, data and wireless sales.

•

Network access revenues totaled $41.6 million, an increase of 0.6 percent over the prior year and an increase of 3.2 percent when compared to the first quarter of 2007. The increases in revenues are due to an increase in data and wireless revenues.

•	Commercial revenues increased 0.4 percent from the prior year and 8.6 percent from the first quarter of 2007. The sequential increases were in all categories – voice, video, data and wireless.

•

GCI local access lines increased by 1,300 for the quarter. Consumer, network access and commercial local access lines totaled 113,900 at the end of the second quarter of 2007, representing an estimated 27 percent share of the total access lines market in Alaska. GCI began offering competitive local service to Chugiak in April, 2007 and Ketchikan in June, 2007.

•	GCI has provisioned 52,500 consumer and commercial access lines on its own facilities at the end of the second quarter of 2007, an increase of 6,000 lines over the first quarter of 2007.

•

GCI had 90,700 consumer and commercial cable modem access customers at the end of the second quarter of 2007, an increase of 1,400 over the 89,300 cable modem customers at the end of the first quarter 2007. GCI customers continue to migrate from dial up access service to cable modem. Average monthly revenue per cable modem totaled $32.54 for the second quarter of 2007 as compared to $32.94 for the first quarter of 2007.

•	GCI had 69,500 wireless subscribers (including the subscribers of its consolidated subsidiary, Alaska DigiTel), an increase of 3,400 subscribers from the first quarter of 2007.

•

During the second quarter of 2007 GCI purchased approximately 611,000 of its shares at an average cost of $13.04 per share. The company is authorized to purchase an additional $11.5 million of its shares through the end of the third quarter of 2007.

Consumer

Consumer revenues increased 24.1 percent to $54.9 million as compared to $44.2 million in the second quarter of 2006 and increased 3.1 percent from the first quarter of 2007. The increase in revenue is primarily due to an increase in voice, video, data and wireless sales,including wireless sales from Alaska DigiTel.

Consumer voice revenues were relatively unchanged when compared to the prior year and the first quarter of 2007. Long distance minutes decreased, as expected, from the prior year and sequentially. Consumer local access lines in service for the second quarter were up approximately 700 lines compared to the second quarter of 2006. Access lines in the second quarter increased by 1,000 over the first quarter of 2007. GCI added 4,400 consumer access lines to its own facilities during the second quarter of 2007.

Consumer video revenue increased 7.1 percent over the prior year and increased slightly over the first quarter of 2007. The increase in revenue is due in part to increasing average revenue per customer in certain markets and increases in video subscribers purchasing digital service and renting high definition/digital video recorder converters.

Consumer data revenues increased 13.4 percent over the prior year and 4.5 percent over the first quarter of 2007. The increase in consumer data revenues is due to an increase in cable modem customers. GCI added 7,600 consumer cable modem customers over the prior year and 1,300 customers during the second quarter of 2007.

Network Access

Network access revenues increased 0.6 percent to $41.6 million as compared to $41.4 million in the second quarter of 2006 and increased 3.2 percent from the first quarter of 2007. The increases in revenue are primarily due to an increase in data and wireless revenues.

Voice revenues decreased 11.7 percent from the prior year and were relatively unchanged from the first quarter of 2007. The decrease in voice revenues from the prior year is primarily due to the effects of a scheduled rate reduction and fewer minutes carried on GCI’s network for other common carriers. Network access minutes decreased 4.2 percent to 317.7 million minutes for the second quarter of 2007 as compared to the second quarter of 2006. Minutes for the second quarter of 2007 increased 0.6 percent from the first quarter of 2007.

Data revenues for the second quarter of 2007 were up 14.3 percent when compared to second quarter 2006 and up 2.9 percent from the first quarter of 2007. The increase in data revenues over the prior year is primarily due to an increase in circuits sold.

Commercial

Commercial revenues increased 0.4 percent to $26.1 million as compared to $26.0 million in the second quarter of 2006 and increased 8.6 percent from $24.1 million in the first quarter of 2007. Commercial revenues were relatively unchanged from the prior year as the growth in wireless revenues was mostly offset by decreases in data revenues. Commercial experienced sequential revenue growth in voice, video, data and wireless.

Data revenue increases of $0.7 million from other commercial customers and a managed services project of $0.7 million in the second quarter of 2007 have offset $1.4 million of the $2.3 million decrease in quarterly revenues earned on GCI’s fiber optic cable from Prudhoe Bay to Valdez. Commercial data revenues in the second quarter of 2007 increased to $14.5 million, an increase of $0.6 million or 4.5 percent, when compared to the first quarter of 2007.

Basic commercial video customers decreased by 500 subscribers from the prior year and increased, as expected, by 1,800 subscribers when compared to the first quarter of 2007. The subscriber decrease in the second quarter of 2007 as compared to the prior year is due to a segment reclassification of commercial and consumer video customers. Commercial video customers are primarily hotel video customers.

Managed Broadband

Managed broadband revenues totaled $7.0 million in the second quarter of 2007, an increase of 5.3 percent from $6.6 million in the second quarter of 2006. Revenue was up slightly from the $6.9 million in the first quarter of 2007.

Other Items

Total selling, general and administrative expenses (SG&A) increased 15.8 percent to $47.5 million as compared to $41.0 million in the second quarter of 2006 and decreased 2.1 percent from the first quarter of 2007. The increase in SG&A from the prior year was primarily due to the consolidation of Alaska DigiTel and increases in labor and benefits costs. Excluding Alaska DigiTel and the effects of the Kodiak fiber repair, SG&A increased 9.3 percent as compared to the prior year and increased 1.6 percent from the first quarter of 2007.

During the second quarter of 2007 GCI’s capital expenditures totaled $43.6 million as compared to $29.4 million in the first quarter of 2007. GCI’s capital expenditures include those of Alaska DigiTel. The significant increase in capital expenditures is primarily due to GCI’s statewide local phone service initiatives.

GCI will hold a conference call to discuss the quarter’s results on Thursday, August 2, 2007 beginning at 2 p.m. (Eastern). To access the briefing on August 2, dial 800-988-9433 (International callers should dial 210-234-0002) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 888-562-3875, access code 7461 (International callers should dial 203-369-3173.)

GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found atwww.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

# # #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Amounts in thousands)	June 30,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$ 8,337	57,647
Restricted cash	-	4,612

Receivables	85,518	78,811
Less allowance for doubtful receivables	2,644	2,922
Net receivables	82,874	75,889

Deferred income taxes, net	17,714	20,685
Prepaid expenses	6,484	5,729
Inventories	4,049	3,362
Property held for sale	1,280	2,316
Notes receivable from related parties	59	1,080
Other current assets	1,196	1,988
Total current assets	121,993	173,308

Property and equipment in service, net of depreciation	479,758	454,879
Construction in progress	49,686	29,994
Net property and equipment	529,444	484,873

Cable certificates	191,565	191,565
Goodwill	42,181	42,181
Wireless certificates	26,925	1,497
Other intangible assets, net of amortization	11,703	7,011
Deferred loan and senior notes costs, net of amortization	6,701	7,091
Other assets	8,724	7,133
Total other assets	287,799	256,478
Total assets	$ 939,236	914,659

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Continued)

	(Unaudited)
(Amounts in thousands)	June 30,	December 31,
Liabilities and Stockholders' Equity	2007	2006

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$ 1,814	1,792
Accounts payable	32,800	28,404
Deferred revenue	16,121	16,566
Accrued payroll and payroll related obligations	15,000	14,598
Accrued liabilities	11,767	8,377
Accrued interest	8,759	8,710
Subscriber deposits	761	489
Total current liabilities	87,022	78,936

Long-term debt	492,530	487,737
Obligations under capital leases, excluding current maturities	2,257	2,229
Obligation under capital lease due to related party, excluding current maturity	519	561
Deferred income taxes	89,208	86,998
Minority interest	6,525	-
Other liabilities	12,931	12,725
Total liabilities	690,992	669,186

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 50,447 and 50,191 shares at June 30, 2007 and December 31, 2006, respectively; outstanding 49,549 and 49,804 shares at June 30, 2007 and December 31, 2006, respectively	156,988	157,502

Class B. Authorized 10,000 shares; issued 3,257 and 3,370 shares at June 30, 2007 and December 31, 2006, respectively; outstanding 3,255 and 3,368 shares at June 30, 2007 and December 31, 2006, respectively; convertible on a share-per-share basis into Class A common stock	2,751	2,846

Less cost of 250 and 258 Class A and Class B common shares held in treasury at June 30, 2007 and December 31, 2006, respectively	(1,388)	(1,436)

Paid-in capital	23,214	20,641
Notes receivable with related parties issued upon stock option exercise	-	(738)
Retained earnings	66,679	66,658
Total stockholders' equity	248,244	245,473

Total liabilities and stockholders' equity	$ 939,236	914,659

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except per share amounts)	2007	2006 (as amended)	2007	2006 (as amended)

Revenues	$ 129,592	118,220	$ 254,171	231,042
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	42,238	38,358	85,351	74,542
Selling, general and administrative expenses	47,486	40,992	96,010	82,248
Depreciation and amortization expense	21,742	20,172	43,196	40,333
Operating income	18,126	18,698	29,614	33,919

Other income (expense):
Interest expense	(8,941)	(8,696)	(17,641)	(17,250)
Amortization of loan and senior notes fees	(216)	(251)	(396)	(502)
Interest income	161	482	345	639
Minority interest	(24)	282	(11)	169
Other expense, net	(9,020)	(8,183)	(17,703)	(16,944)

Income before income tax expense and cumulative effect of a change in accounting principle	9,106	10,515	11,911	16,975

Income tax expense	4,091	4,859	5,366	8,069

Income before cumulative effect of a change in accounting principle	5,015	5,656	6,545	8,906

Cumulative effect of a change in accounting principle, net of income tax expense of $44	-	-	-	64

Net income available to common shareholders	$ 5,015	5,656	$ 6,545	8,970

Basic net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.09	0.10	$ 0.12	0.16
Cumulative effect of a change in accounting principle	-	-	-	-
Net income available to common shareholders	$ 0.09	0.10	$ 0.12	0.16

Diluted net income available to common shareholders per common share:
Income available to common shareholders before cumulative effect of a change in accounting principle	$ 0.09	0.10	$ 0.11	0.16
Cumulative effect of a change in accounting principle	-	-	-	-
Net income available to common shareholders	$ 0.09	0.10	$ 0.11	0.16

Common shares used to calculate basic EPS	53,201	55,688	53,230	55,526

Common shares used to calculate diluted EPS	54,698	57,260	54,815	56,941

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2007					Second Quarter 2006 (as amended)
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,564	24,577	8,002	-	44,143	11,451	27,844	8,097	-	47,392
Video	23,907	-	2,004	-	25,911	22,329	-	1,933	-	24,262
Data	8,229	15,468	14,546	6,954	45,197	7,258	13,533	15,400	6,607	42,798
Wireless	11,195	1,570	1,576	-	14,341	3,185	-	583	-	3,768
Total	54,895	41,615	26,128	6,954	129,592	44,223	41,377	26,013	6,607	118,220

Cost of goods sold	20,714	8,700	11,528	1,296	42,238	16,920	8,794	11,569	1,075	38,358

Contribution	34,181	32,915	14,600	5,658	87,354	27,303	32,583	14,444	5,532	79,862

Less SG&A	23,760	10,420	9,887	3,419	47,486	18,887	9,366	9,049	3,690	40,992
Add other income (expense)	(10)	(10)	(4)	-	(24)	-	-	-	282	282
EBITDA	10,411	22,485	4,709	2,239	39,844	8,416	23,217	5,395	2,124	39,152

Add share- based compensation	506	539	312	121	1,478	508	605	348	121	1,582
EBITDA, as adjusted	$ 10,917	23,024	5,021	2,360	41,322	8,924	23,822	5,743	2,245	40,734

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2007					First Quarter 2007
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 11,564	24,577	8,002	-	44,143	11,271	24,437	7,778	-	43,486
Video	23,907	-	2,004	-	25,911	23,631	-	1,766	-	25,397
Data	8,229	15,468	14,546	6,954	45,197	7,874	15,034	13,926	6,920	43,754
Wireless	11,195	1,570	1,576	-	14,341	10,494	856	592	-	11,942
Total	54,895	41,615	26,128	6,954	129,592	53,270	40,327	24,062	6,920	124,579

Cost of goods sold	20,714	8,700	11,528	1,296	42,238	20,421	9,498	11,609	1,585	43,113

Contribution	34,181	32,915	14,600	5,658	87,354	32,849	30,829	12,453	5,335	81,466

Less SG&A	23,760	10,420	9,887	3,419	47,486	23,405	11,866	9,645	3,608	48,524
Add other income (expense)	(10)	(10)	(4)	-	(24)	6	5	2	-	13
EBITDA	10,411	22,485	4,709	2,239	39,844	9,450	18,968	2,810	1,727	32,955

Add share- based compensation	506	539	312	121	1,478	356	349	237	85	1,027
EBITDA, as adjusted	$ 10,917	23,024	5,021	2,360	41,322	9,806	19,317	3,047	1,812	33,982

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Six Months Ended June 30, 2007					Six Months Ended June 30, 2006
		Network		Managed			Network		Managed
	Consumer	Access	Commercial	Broadband	Totals	Consumer	Access	Commercial	Broadband	Totals
Revenues
Voice	$ 22,835	48,848	15,780	-	87,463	22,763	52,328	16,120	-	91,211
Video	47,538	-	3,770	-	51,308	44,331	-	3,659	-	47,990
Data	16,103	30,397	28,472	13,874	88,846	14,219	26,872	31,310	12,815	85,216
Wireless	21,689	2,697	2,168	-	26,554	5,573	-	1,052	-	6,625
Total	108,165	81,942	50,190	13,874	254,171	86,886	79,200	52,141	12,815	231,042

Cost of goods sold	41,135	18,198	23,137	2,881	85,351	32,843	17,570	21,993	2,136	74,542

Contribution	67,030	63,744	27,053	10,993	168,820	54,043	61,630	30,148	10,679	156,500

Less SG&A	47,164	22,287	19,532	7,027	96,010	37,926	19,000	18,326	6,996	82,248
Add other income (expense)	(4)	(5)	(2)	-	(11)	-	-	-	169	169
EBITDA	19,862	41,452	7,519	3,966	72,799	16,117	42,630	11,822	3,852	74,421

Add share- based compensation	861	889	549	206	2,505	1,147	1,267	737	250	3,401
EBITDA, as adjusted	$ 20,723	42,341	8,068	4,172	75,304	17,264	43,897	12,559	4,102	77,822

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				June 30, 2007		June 30, 2007
				as compared to		as compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2007	2006	2007	2006	2007	2006	2007
Consumer
Voice
Long-distance subscribers	90,500	92,800	89,600	(2,300)	900	-2.5%	1.0%
Total local access lines in service	68,400	67,700	67,400	700	1,000	1.0%	1.5%
Local access lines in service on GCI facilities	41,800	25,700	37,400	16,100	4,400	62.6%	11.8%

Video
Basic subscribers	124,700	121,900	124,500	2,800	200	2.3%	0.2%
Digital programming tier subscribers	61,000	55,100	60,600	5,900	400	10.7%	0.7%
HD/DVR converter boxes	40,200	18,800	34,600	21,400	5,600	113.9%	16.2%
Homes passed	221,100	217,100	220,100	4,000	1,000	1.8%	0.5%

Data
Cable modem subscribers	82,600	75,000	81,300	7,600	1,300	10.1%	1.6%

Wireless
Wireless lines in service	62,900	19,200	60,000	43,700	2,900	227.6%	4.8%

Network Access Services
Voice:
Total ISP access lines in service	2,600	3,300	3,100	(700)	(500)	-21.2%	-16.1%

Commercial
Voice:
Long-distance subscribers	11,100	11,700	11,100	(600)	-	-5.1%	0.0%
Total local access lines in service	42,900	40,400	42,100	2,500	800	6.2%	1.9%
Local access lines in service on GCI facilities	10,700	7,300	9,100	3,400	1,600	46.6%	17.6%

Video
Hotels and mini-headend subscribers	15,600	16,500	13,600	(900)	2,000	-5.5%	14.7%
Basic subscribers	1,900	1,500	2,100	400	(200)	26.7%	-9.5%
Total basic subscribers	17,500	18,000	15,700	(500)	1,800	-2.8%	11.5%

Data
Cable modem subscribers	8,100	7,100	8,000	1,000	100	14.1%	1.3%

Wireless
Wireless lines in service	6,700	3,700	6,200	3,000	500	81.1%	8.1%

Broadband
SchoolAccess® customers	48	45	48	3	-	6.7%	0.0%
ConnectMD® customers	21	21	21	-	-	0.0%	0.0%

				June 30, 2007		June 30, 2007
	Three Months Ended			as Compared to		as Compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2007	2006	2007	2006	2007	2006	2007
Consumer
Voice
Long-distance minutes carried (in millions)	33.6	35.9	34.2	(2.3)	(0.6)	-6.4%	-1.8%

Video
Average monthly gross revenue per subscriber	$ 63.79	$ 60.92	$ 63.38	$ 2.87	$ 0.41	4.7%	0.6%

Wireless
Average monthly gross revenue per subscriber	$ 55.25	$ 49.16	$ 53.59	$ 6.09	$ 1.66	12.4%	3.1%

Network Access Services
Voice
Long-distance minutes carried (in millions)	317.7	331.5	315.8	(13.8)	1.9	-4.2%	0.6%

Commercial
Voice:
Long-distance minutes carried (in millions)	34.1	34.4	32.9	(0.3)	1.2	-0.8%	3.6%

Total
Long-distance minutes carried (in millions)	385.4	401.8	382.9	(16.4)	2.5	-4.0%	0.7%

General Communication, Inc.

Non-GAAP Financial Reconciliation Schedule

(Unaudited, Amounts in Millions)

	Three Months Ended
	June 30, 2007	June 30, 2006 (as amended)	March 31, 2007
Net income available to common shareholders	$5.0	5.7	1.5
Income tax expense	4.1	4.9	1.3
Income before income tax expense	9.1	10.6	2.8

Other (income) expense:
Interest expense	9.0	8.7	8.7
Amortization of loan and senior notes fee expense	0.2	0.2	0.2
Interest income	(0.2)	(0.5)	(0.2)
Minority interest	---	(0.3)	---
Other expense, net	9.0	8.1	8.7

Operating income	18.1	18.7	11.5
Depreciation and amortization expense	21.7	20.2	21.5
Minority interest	---	0.3	---

EBITDA (Note 2)	39.8	39.2	33.0
Share-based compensation expense	1.5	1.5	1.0
EBITDAS (Note 1)	$41.3	40.7	34.0

	Six Months Ended
	June 30, 2007	June 30, 2006 (as amended)
Net income available to common shareholders	$6.5	9.0
Cumulative effect of a change in accounting principle, net of income tax benefit of $0.0	---	(0.1)
Income before income tax expense	6.5	8.9
Income tax expense	5.4	8.1
Income before income tax expense and cumulative effect of a change in accounting principle	11.9	17.0

Other (income) expense:
Interest expense	17.6	17.3
Amortization of loan and senior notes fee expense	0.4	0.5
Interest income	(0.3)	(0.7)
Minority interest	---	(0.2)
Other expense, net	17.7	16.9

Operating income	29.6	33.9
Depreciation and amortization expense	43.2	40.3
Minority interest	---	0.2

EBITDA (Note 2)	72.8	74.4
Share-based compensation expense	2.5	3.4
EBITDAS (Note 1)	$75.3	77.8

Notes:

(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense.

(2) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.